Calculation of Filing Fee Tables
S-8
OceanaGold Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, without par value	Other	218,680,000		$ 218,680,000.00	0.0001381	$ 30,199.71
Total Offering Amounts:						$ 218,680,000.00		$ 30,199.71
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 30,199.71
Offering Note
[1]	(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of OceanaGold Corporation's (the "Registrant") common shares that become issuable under the OceanaGold Corporation Amended and Restated Performance Share Rights Plan for Designated Participants of OceanaGold Corporation and its Affiliates, by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding common shares. (b) Pursuant to Rule 457(c) and 457(h) under the Securities Act, the Proposed Maximum Aggregate Offering Price with respect to the common shares is calculated based upon the average of high and low prices of the Registrant's common shares as reported on OTCQX on March 31, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources